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                              AGREEMENT AND PLAN
                                  OF MERGER

                                    AMONG
                     AFFILIATED COMPUTER SERVICES, INC.,
                         ACS ACQUISITION CORPORATION,
                                     AND
                              BRC HOLDINGS, INC.


                               OCTOBER 19, 1998



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


                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                 PAGE
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
RECITALS

ARTICLE I      The Tender Offer

     1.1.      The Tender Offer. . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2.      Company Actions . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.3.      Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE II     The Merger

     2.1.      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.2.      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.3.      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . .5
     2.4.      Certificate of Incorporation. . . . . . . . . . . . . . . . . . . . .5
     2.5.      Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.6.      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.7.      Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.8.      Conversion of the Shares. . . . . . . . . . . . . . . . . . . . . . .6
     2.9.      Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.10.     Conversion of the Common Stock of
               the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.11.     Payment for Shares. . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.12.     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE III    Representations and Warranties
               of the Company

     3.1.      Organization and Qualification. . . . . . . . . . . . . . . . . . . .8
     3.2.      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.3.      Authorized Capital. . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.4.      Corporate Authorization . . . . . . . . . . . . . . . . . . . . . . 10
     3.5.      Approvals; No Violations. . . . . . . . . . . . . . . . . . . . . . 10
     3.6.      SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . 11
     3.7.      Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . 11
     3.8.      Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . 12
     3.9.      Termination, Severance, and
               Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . 12

                                      -i-

     3.10.     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.11.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.12.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.13.     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 14
     3.14.     Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.15.     Finders and Investment Bankers; Transaction Expenses. . . . . . . . 16
     3.16.     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.17.     Title to Properties; Entire Business. . . . . . . . . . . . . . . . 16
     3.18.     Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . 16
     3.19      Largest Customers . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.20      Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . . . . . 17
     3.21      Certain Material Contract . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE IV Representations and Warranties of the Parent and the Purchaser

     4.1.      Organization and Qualification. . . . . . . . . . . . . . . . . . . 17
     4.2.      Corporate Authorization . . . . . . . . . . . . . . . . . . . . . . 18
     4.3.      Approvals; No Violations. . . . . . . . . . . . . . . . . . . . . . 18
     4.4.      No Prior Activities . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.5.      Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . 19
     4.6.      Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE V      Covenants

     5.1.      Conduct of Business of the Company. . . . . . . . . . . . . . . . . 19
     5.2.      Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.3.      Action of Stockholders of the Company;
               Voting and Disposition of the Shares. . . . . . . . . . . . . . . . 22
     5.4.      Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . 23
     5.5.      Notification of Certain Matters . . . . . . . . . . . . . . . . . . 23
     5.6.      Access to Information . . . . . . . . . . . . . . . . . . . . . . . 23
     5.7.      Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 25
     5.8.      Officers' and Directors' Indemnification. . . . . . . . . . . . . . 25
     5.9.      Other Actions by the Company. . . . . . . . . . . . . . . . . . . . 25
     5.10.     Available Funds . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VI     Conditions to Consummation of the Merger

     6.1.      Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . 26
     6.2.      No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.3.      Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.4.      Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . 26

                                      -ii-
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ARTICLE VII    Termination; Amendment; Waiver

     7.1.      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.2.      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 28
     7.3.      Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.4.      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.5.      Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VIII   Miscellaneous

     8.1.      Survival of Representations, Warranties,
               and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.2.      Brokerage Fees and Commissions. . . . . . . . . . . . . . . . . . . 30
     8.3.      Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . . 31
     8.4.      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.5.      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.6.      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.7.      Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . 32
     8.8.      Other Potential Bidders . . . . . . . . . . . . . . . . . . . . . . 33
     8.9.      Descriptive Headings; References. . . . . . . . . . . . . . . . . . 34
     8.10.     Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.11.     Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.12.     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.13.     Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.14.     Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . 34

Annex A     Certain Conditions

Annex B-1   List of Those Signing the Stock Tender Agreement

Annex B-2   Stock Tender Agreement


Schedules   [Note: Schedules to this Agreement have been omitted from this filing but descriptions of such Schedules may be found in the Agreement where referred to.]

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of October 19, 1998, by and among AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation (the "PARENT"), ACS ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "PURCHASER"), and BRC HOLDINGS, INC., a Delaware corporation (the "COMPANY").

                                   RECITALS

     The Boards of Directors of the Parent and the Company have unanimously determined that it is in the best interests of the stockholders of their respective corporations for the Purchaser to acquire all the outstanding common stock, par value $.10 per share, of the Company (the "SHARES").

     The parties intend to effect such acquisition through a tender offer on the terms described below, followed by a merger of the Company with the Purchaser on the terms described below (the "MERGER").

     THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, the parties agree as follows:

                                  ARTICLE I
                               THE TENDER OFFER

     1.1 THE TENDER OFFER. (a) Provided that this Agreement has not been terminated in accordance with ARTICLE VII and none of the events referred to in ANNEX A (other than the events referred to in CLAUSES (i) and (ii) of the second paragraph of ANNEX A and CLAUSE (j) of ANNEX A) has occurred or is existing, within five business days of the date of this Agreement, the Purchaser will commence a tender offer (the "OFFER"), subject to the Minimum Condition described below, to purchase a total of at least 8,704,238 Shares (which will represent not less than 51% of the outstanding Shares on a fully diluted basis) at a price of $19.00 per Share (as such amount may be increased in accordance with the terms of this Agreement, the "PER SHARE AMOUNT") net to the seller in cash. The Purchaser agrees to accept for payment a total of at least 8,704,238 Shares validly tendered pursuant to the Offer as soon as legally permissible, and to pay for all such Shares as promptly as practicable, upon the terms and subject to the conditions of the Offer, as it may be revised as permitted by this Agreement. The obligation of Purchaser to commence the Offer will be subject only to conditions set forth in ANNEX A, and the obligation of Purchaser to accept for payment, purchase, and pay for the Shares tendered pursuant to the Offer will be subject to such conditions and to the further condition that 8,704,238 Shares have been validly tendered and not withdrawn prior to the expiration date of the offer (the "MINIMUM CONDITION"). If the Minimum Condition is not satisfied on any Expiration Date of the Offer, the Purchaser may, in Purchaser's discretion, extend the Offer for a period or periods not to exceed, in the aggregate, ten business days. The Purchaser specifically reserves the right to increase the price per share payable in the

Offer, to extend the expiration date of the Offer (unless, after January 31, 1999, all conditions to the Offer listed on ANNEX A are fulfilled), and to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, that changes the form of consideration to be paid in the Offer, that reduces the minimum number of Shares to be purchased in the Offer, that imposes conditions to the Offer in addition to those set forth in ANNEX A, or that broadens the scope of such conditions). Notwithstanding the foregoing, Purchaser (i) shall extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (ii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) of this sentence if, as of such date, all of the offer conditions are satisfied or waived by Purchaser, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the then outstanding Shares on a fully diluted basis. The parties agree that the conditions set forth in ANNEX A are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser or the Parent, if such action or inaction by the Purchaser or the Parent is not taken knowingly or intentionally for the purpose of breaking the Minimum Condition or one or more of the conditions contained in ANNEX A) or may be waived by the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any good faith determination by the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) will be final and binding on all parties. The Per Share Amount will be paid net to the seller in cash, less any required withholding taxes, on the terms and subject to the conditions of the Offer. If at the time of the Expiration Date (or at the expiration of a proper extension), the Company is purchasing Shares pursuant to the Offer and if at such time a greater number of Shares than 8,704,238 Shares has been tendered into the Offer and not withdrawn, then 8,704,238 Shares will be purchased on a pro rata basis. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer. The Company hereby consents to the Offer and represents that (a) its Board of Directors, at a meeting duly called and held (i) determined at such time that the Offer and the Merger, taken together, are fair to the Company and its stockholders and in the best interests of the holders of the Shares; (ii) resolved at such time to recommend acceptance of the Offer and approval and adoption of this Agreement, the Merger, and the transactions contemplated by this Agreement by the stockholders of the Company prior to such purchase; and (iii) irrevocably approved the Offer, the Merger, this Agreement, and the transactions contemplated by this Agreement for the purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") and any other state or federal statute, regulation, or rule that the Purchaser has identified, or that is known after reasonable inquiry, to the Company requiring prior approval by the Board of Directors of the Company of this Agreement, the Merger, the Offer, or the other transactions contemplated by this Agreement and (b) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor (the "ADVISOR"), has delivered to the

Board of Directors of the Company its opinion that, subject to the limitations and qualifications set forth in such opinion, the Per Share Amount is fair from a financial point of view to the holders of the Shares.

     (b) As promptly as practicable on the date of the commencement of the Offer, the Parent and the Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which will (i) reflect the execution and delivery of this Agreement; (ii) set forth the Offer as provided for in this Agreement; and (iii) contain or incorporate by reference a form of letter of transmittal and summary advertisement.

     (c) The Purchaser will promptly disseminate the offer to purchase referred to in SECTION 1.1(b) (as amended pursuant to this Agreement, the "OFFER TO PURCHASE" and, collectively with all other schedules and exhibits required to be filed with the SEC, the "OFFER DOCUMENTS") to the holders of the Shares, reflecting the terms set forth in this Agreement. The Offer Documents will contain the recommendation of the Board of Directors of the Company that the holders of the Shares accept the Offer as described in
SECTION 1.1(a) and may make reference to the opinion of the Advisor referred to in SECTION 1.1(a) and include or incorporate such opinion. The Purchaser and the Company, with respect to written information supplied by the Company specifically for use in the Offer Documents or based upon information pertaining to the Company in the Company Reports (as defined in SECTION 3.6), agree promptly to correct any information in the Offer Documents that becomes false or misleading in any material respect. Subject to SECTION 1.2(b), the Purchaser further agrees to take all steps to cause the Offer Documents to be disseminated to the holders of Shares, as and to the extent required by applicable law. The Company and its counsel will be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. The Parent and the Purchaser will promptly provide to the Company any written comments they receive from the SEC with respect to the Offer Documents.

     1.2 COMPANY ACTIONS. (a) The Company hereby agrees to file with the SEC as soon as practicable on or after the date of commencement of the Offer, and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments, and supplements, the "SCHEDULE 14D-9") containing the recommendations of the Board of Directors of the Company referred to in SECTION 1.1 (subject to the right of the Board of Directors of the Company to withdraw such recommendations if it is obligated to do so by its fiduciary obligations under applicable law) and the opinion of the Advisor referred to in SECTION 1.1(a). The Purchaser and its counsel will be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company will promptly provide to the Parent and the Purchaser any written comments it receives from the SEC with respect to the Schedule 14D-9.

     (b) The Company has been advised that the persons named on ANNEX B-1 have entered into the Stock Tender Agreement in the form of ANNEX B-2 (the "STOCK TENDER AGREEMENT"). The Schedule 14D-9, at the time it is first published, disseminated, or mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company agrees promptly to take all steps necessary to cause the Schedule 14D-9 to be corrected to the extent requested by the Parent to reflect any change in information concerning the Parent, the Purchaser, or the Offer, and, as corrected, to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

     (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, and any available listing or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and will furnish the Purchaser with such information and assistance (including updated lists of security position listings and listing or computer files) as the Purchaser or its agents may reasonably request in order to communicate the Offer to the record and beneficial holders of Shares. Subject to applicable law and except for such steps as are necessary to disseminate the Offer Documents, the Purchaser and its affiliates will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to the Company all copies of such information in its possession.

     1.3 BOARD OF DIRECTORS. (a) Effective upon the payment by the Purchaser for Shares pursuant to the Offer, the Purchaser will be entitled to designate that number of directors of the Company, rounded up to the next whole number, that equals the product of (x) the total number of directors on the Board of Directors (giving effect to the election or appointment of any additional directors pursuant to this SECTION 1.3) and (y) the percentage that the number of Shares on a fully diluted basis owned by the Parent and the Purchaser (including Shares accepted for payment) bears to the total number of outstanding Shares. The Board of Directors of the Company will at all relevant times be composed of a sufficient number of directors so that the right of the Purchaser under this SECTION 1.3(a) and the right of the Company under SECTION 1.3(b) to have at least 2 Continuing Directors (as defined in SECTION 1.3(b)) will not be impaired. The Company will at such time cause the designees of the Purchaser to be elected to or appointed by the Board of Directors, including, without limitation, increasing the number of directors, amending its bylaws, using its reasonable best efforts to obtain resignations of incumbent directors, and, to the extent necessary, filing with the SEC and mailing to its stockholders the information required by Section 14(f) of the Exchange Act and the rules promulgated thereunder, as promptly as possible. The Parent and the Purchaser will supply any information with respect to themselves and their respective nominees, officers, directors, and affiliates required by Section 14(f) of the Exchange Act and such rules to the Company. Upon written request by the Purchaser, the Company will use its reasonable best efforts to cause the designees of the Purchaser to constitute the same percentage of representation as is on the Board of Directors after giving effect to this SECTION 1.3 on (i) each committee of the Board of Directors; (ii) the board of directors of each subsidiary of the Company; and (iii) each committee of such subsidiaries' boards of directors.

     (b) Following the election or appointment of the designees of the Purchaser pursuant to this SECTION 1.3 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance of the obligations or other acts of the Parent and the

Purchaser, or waiver of the rights of the Company under this Agreement, will (if and to the extent that there are any then serving directors of the type specified below) require the approval of a majority of the then serving directors of the Company who are directors on the date of this Agreement (the "CONTINUING DIRECTORS"). Prior to the Effective Time, there will be no fewer than 2 Continuing Directors. If, prior to the Effective Time, the number of Continuing Directors is one, such remaining Continuing Director will be entitled to appoint directors to fill the vacancies created and such appointees will be Continuing Directors for the purposes of this Agreement. The Continuing Directors may not be removed prior to the Effective Time.

                                  ARTICLE II
                                  THE MERGER

     2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Purchaser will be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VI. Following the Merger, the Company will continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of the Purchaser will cease. At the election of the Parent or the Purchaser, any one or more direct or indirect wholly-owned subsidiaries of the Parent incorporated under the laws of the State of Delaware may be substituted for the Purchaser as a constituent corporation in the Merger. As used in this Agreement, the term "Purchaser" refers to any such substituted corporation.

     2.2 EFFECTIVE TIME. The Merger will be consummated by filing with the Delaware Secretary of State a certificate of merger or certificate of ownership and merger in accordance with the DGCL (the "CERTIFICATE OF MERGER") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL. The Merger will be effective at the time of such filing or at such later time as is specified in the Certificate of Merger in accordance with the provisions of the DGCL. Such time of effectiveness is referred to as the "EFFECTIVE TIME."

     2.3 EFFECTS OF THE MERGER. The Merger will have the effects set forth in Section 259 of the DGCL. As of the Effective Time, the Company will be a wholly-owned direct or indirect subsidiary of the Parent. Without limiting the foregoing, at the Effective Time, all properties, rights, privileges, powers, and franchises of the Company and the Purchaser will vest in the Surviving Corporation and all debts, liabilities, obligations, and duties of the Company and the Purchaser will become the debts, liabilities, obligations, and duties of the Surviving Corporation.

     2.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that at the election of the Purchaser, the Company will amend its Certificate of Incorporation immediately prior to the Effective Time to conform as nearly as possible to the Certificate of Incorporation of the Purchaser.

     2.5 BYLAWS. The Bylaws of the Purchaser as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     2.6 DIRECTORS. The directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

     2.7 OFFICERS. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

     2.8  CONVERSION OF THE SHARES.  At the Effective Time:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Parent, the Purchaser, the Company, or any direct or indirect subsidiary of the Parent or the Company and (ii) any Dissenting Shares (as defined in SECTION 2.9)) will, without further action by the Parent, the Purchaser, or the Company, automatically be canceled and extinguished and converted into the right to receive in cash the Per Share Amount (the "MERGER CONSIDERATION") without interest, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in accordance with SECTION 2.11.

     (b) Each Share issued and outstanding immediately prior to the Effective Time that is owned or held by the Parent, the Purchaser, the Company, or any direct or indirect subsidiary of Parent or the Company will be canceled and retired and cease to exist, without any conversion, and no payment will be made with respect to any such Share.

     2.9 DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders that have complied in all respects with the requirements of the DGCL concerning the right of a stockholder of the Company to dissent from the Merger and to require an appraisal of such Shares in the manner provided in the DGCL, if applicable, and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the "DISSENTING SHARES") will not be converted into or represent a right to receive the Merger Consideration pursuant to SECTION 2.8, but the holders of such Dissenting Shares will be entitled only to such rights as are granted under Section 262 of the DGCL. Each holder of Dissenting Shares that becomes entitled to payment for such Shares pursuant to such section of the DGCL will receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; PROVIDED, HOWEVER, that to the extent that any holder or holders of Shares have failed to establish the entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) will forfeit the right to appraisal of such Shares and each such Share will thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest, as provided in SECTION 2.8.

     (b) The Company will give the Parent and the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under
Section 262 of the DGCL. The Company will not, except with the express written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

     2.10 CONVERSION OF THE COMMON STOCK OF THE PURCHASER. Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder of such stock, be converted into and represent one validly issued, fully paid, and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

     2.11 PAYMENT FOR SHARES. (a) Prior to the Effective Time, the Purchaser will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Shares (the "PAYING AGENT") to receive and disburse the cash to which holders of Shares become entitled pursuant to SECTION 2.8. At the Effective Time, the Purchaser or the Parent will provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration (the "PAYMENT FUND").

     (b) Promptly after the Effective Time, the Purchaser or the Parent will cause the Paying Agent to mail to each record holder immediately prior to the Effective Time of an outstanding certificate or certificates representing Shares that as of the Effective Time represent the right to receive the Merger Consideration (the "CERTIFICATES"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be requested, the holder of such Certificate will be entitled to receive in exchange for such Certificate, subject to any required withholding of taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If payment or delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment or delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment or delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
SECTION 2.11, each Certificate (other than Certificates held by persons referred to in SECTION 2.8(a)(i) and (ii)) will represent for all purposes only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement will be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

     (c) Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all cash, certificates, and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Paying Agent will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the Merger Consideration without any interest. Neither the Parent, the Purchaser, nor the Surviving Corporation will be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. If Certificates are not surrendered prior to midnight on the fourth anniversary of the Effective Time, unclaimed amounts of the Payment Fund will, to the extent permitted under applicable law, become the property of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

     (d) Any portion of the Payment Fund for which rights to dissent have been perfected will be returned to the Surviving Corporation upon demand.

     (e) After the Effective Time there will be no registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

     2.12 CLOSING. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after all the conditions to the obligations of the parties to effect the Merger under ARTICLE VI have been satisfied or waived, the Company and the Purchaser will (a) file with the Secretary of State of Delaware the Certificate of Merger and (b) take all such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filing referred to in this SECTION 2.12, a closing (the "CLOSING") will be held at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas or at such other location as the parties to this Agreement may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "CLOSING DATE."

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Purchaser that:

     3.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted, except for failures to have such power and authority as is not reasonably expected to result in a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing as is not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of the Company, including all amendments, have been delivered to the Parent and the Purchaser and such copies are accurate and complete. The Certificate of Incorporation and Bylaws of the Company are in full force and effect and the Company is not in default of the performance, observation, or fulfillment of any provision of its Certificate of Incorporation or Bylaws. For the purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect, other than a change or effect involving MatriDigm Corporation, that, individually or when taken together with all such other changes or effects, is reasonably expected to be materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities, prospects, or results of operations of the Company and its subsidiaries, taken as a whole.

     3.2 SUBSIDIARIES. The Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries (other than directors' qualifying shares), there are no proxies or voting agreements with respect to any such shares, and no equity security of any of its subsidiaries is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All such shares directly or indirectly owned by the Company are owned by the Company or a wholly owned subsidiary, free and clear of any claim, lien, encumbrance, or agreement. Each subsidiary of the Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate, or lease its properties and assets and to carry on its business as it is now being conducted, except for failures as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse
Effect. Each subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified, licensed, or in good standing as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. Copies of the charter documents, bylaws, or equivalent organizational documents of each subsidiary of the Company have been delivered to the Parent and are accurate and complete. Neither the Company nor any subsidiary of the Company
(a) beneficially owns any material equity interests in any entities that are not subsidiaries of the Company or (b) is party to any material joint venture, partnership, or similar arrangement other than its joint venture with Logan Systems, Inc. and its interest in the United Records joint venture.

     3.3 AUTHORIZED CAPITAL. The authorized capital stock of the Company consists solely of 30,000,000 shares of common stock, $.10 par value per share, of which 13,738,144 shares were outstanding as of September 30, 1998, and 2,000,000 shares of preferred stock, $10.00 par value per share, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable, and free of preemptive rights. There are outstanding options to purchase up to 3,328,989 Shares. Except as set forth above or on SCHEDULE 3.3 and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. There are no voting trusts or other understandings to which the Company or any of its subsidiaries is a party with respect to the voting capital stock of the Company or any of its subsidiaries.

     3.4 CORPORATE AUTHORIZATION. The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to any necessary stockholder approval of the Merger, to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and, except for any required approval of the Merger and any adoption of this Agreement by the stockholders of the Company in connection with the consummation of the Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3.5 APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Exchange Act and the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (the "HSR ACT") and the filing of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent, or approval of, any foreign or domestic public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth on SCHEDULE 3.5, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with any of the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the charters of bylaws or equivalent organizational documents of the Company or any of its subsidiaries; (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in this SECTION 3.5 as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect or materially adversely affect the ability of any party to perform its obligations under this Agreement.

     3.6 SEC FILINGS; FINANCIAL STATEMENTS. At least since December 31, 1993, the Company has timely filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto (collectively, and including, when filed, the Schedule 14d-9, the "COMPANY REPORTS") and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act. The Company will promptly deliver to the Purchaser any Company Report filed by the Company after the date of this Agreement. As of their respective dates, the Company Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. Each of the historical consolidated balance sheets included in or incorporated by reference into the Company Reports as of its date and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or will fairly present the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. The Company maintains a system of internal accounting controls sufficient to provide that transactions are executed in accordance with management's general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, access to assets is permitted only in accordance with management's general or specific authorization, and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the consolidated balance sheet of the Company as of September 30, 1998, and except as set forth in the Company Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, that would be required to be included on a consolidated balance sheet of the Company and its subsidiaries as of September 30, 1998 prepared in accordance with generally accepted accounting principles, and that are, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. Since September 30, 1998, the Company and its subsidiaries have conducted their respective businesses in a manner consistent with past practices, and neither the Company nor any of its subsidiaries has become subject to any liabilities or obligations that would be required to be included on a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles and that are, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect, other than liabilities or obligations incurred in the ordinary course of business consistent with past practices or incurred in connection with the Offer, this Agreement, or the Merger and disclosed in the Company Reports or consisting of reasonable legal, printing, accounting, and other customary fees incurred in connection with the Offer, this Agreement, or the Merger.

     3.8 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its subsidiaries currently hold and are in compliance with the terms of all licenses, permits, and authorizations necessary for the lawful conduct of their respective businesses, and have complied with, and neither the Company nor any of its subsidiaries is in violation of, or in default under, the applicable statutes, ordinances, rules, regulations, orders, or decrees of any federal, state, local, or foreign governmental bodies, agencies, or authorities having, asserting, or claiming jurisdiction over it or over any part of its operations or assets, except for violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect. The businesses of the Company and its subsidiaries are not being and have not been conducted in violation of any law, ordinance, or regulation of any governmental authorities and regulatory agencies except for violations as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. No investigation or review by any governmental authorities and regulatory agencies with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, have any governmental authorities and regulatory agencies indicated an intention to conduct such an investigation or review, and no fine has been levied against, or order entered with respect to, the Company or any subsidiary by any regulatory authority.

     3.9  TERMINATION, SEVERANCE, AND EMPLOYMENT AGREEMENTS.  Set forth on
SCHEDULE 3.9 is a complete and accurate list of each (a) employment, severance, or collective bargaining agreement not terminable without liability or obligation on 60 days' or less notice; (b) agreement with any director, executive officer, or other key employee, agent, or contractor of the Company or any subsidiary of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its subsidiaries or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees, agents, or contractors generally; (c) agreement, plan, or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "CODE") or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; provided that no matter need be described in SCHEDULE 3.9 which is otherwise specifically described or referenced herein or which involves payments in the aggregate of less than $100,000 by the Company. Except as disclosed on SCHEDULE 3.9, since December 31, 1995, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, officer, or key employee, agent, or contractor, or, granted any severance or termination pay to any officer, director, or key employee, agent, or contractor of the Company or any of its subsidiaries.

     3.10 EMPLOYEE BENEFITS. No "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("PENSION PLAN") is a "multiemployer plan" (within the meaning of ERISA), nor has the Company, or any of its subsidiaries or any other person that, together with the Company, is or has been treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (each a "COMMONLY CONTROLLED ENTITY") ever contributed or been required to contribute to any multiemployer plan. Each Pension Plan intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that is reasonably expected to affect the qualified status of such Pension Plan. None of the "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), or other plans, arrangements, or policies relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits, and other employee benefits, in each case maintained, or contributed to, or required to be maintained or contributed to, by the Company or any Commonly Controlled Entity for the benefit of any current or former employees, officers, agents, or directors (or any beneficiaries of such persons) of the Company or any of its subsidiaries (collectively, "BENEFIT PLANS") promises or provides medical benefits to any person after termination of employment with the Company or any agency of the Company, except as otherwise required by law in the applicable jurisdiction. Each individual who is paid for services in any form by the Company or any Commonly Controlled Entity and who is treated by the Company or a Commonly Controlled Entity as an independent contractor for federal income tax purposes (including, without limitation, Code provisions applicable or relating to employee benefit plans), state unemployment tax purposes, or any other purpose, is an independent contractor for such purpose. Except where it is not reasonably expected to result in a Company Material Adverse Effect: (a) each Benefit Plan has been administered in accordance with its terms; (b) the Company and all the Benefit Plans are all in compliance with applicable provisions of ERISA, the Code, and all other applicable laws; (c) each Benefit Plan could be amended or terminated without liability to the Company, any Commonly Controlled Entity, the Purchaser, or the Parent on or at any time after the Effective Time; (d) neither the Company nor any Commonly Controlled Entity has incurred any liability, and no event has occurred that would result in any liability, to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that has not been fully paid; (e) neither the Company nor any Commonly Controlled Entity has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Pension Plan or other requirement plan or arrangement, and no fact or event exists that is reasonably expected to give rise to any such liability; and (f) the aggregate accumulated benefit obligations of each Pension Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Pension Plan.

     3.11 TAXES. The Company and its subsidiaries have timely filed all federal income tax returns and reports and other material returns and reports relating to federal, state, local, and foreign taxes required to be filed. Such reports and returns are true, correct and complete, except for such failures to be true, correct and complete as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have paid or made adequate provision for all taxes owed except taxes that if not so paid or provided for is not reasonably expected to result in a Company Material Adverse Effect, and, except as disclosed in SCHEDULE 3.11, no unpaid deficiencies in taxes or other governmental charges for any period have been proposed or assessed by any government taxing authority and, to the knowledge of the Company, no government tax authority is threatening to propose or assess against the Company or any of its subsidiaries any such deficiency or charge that is, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over, or to be so holding for payment as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. There are no material liens for taxes upon the assets of the Company or its subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings diligently prosecuted. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under
Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code.

     3.12 LITIGATION. There is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court, regulatory agency, or tribunal as to which an adverse determination is reasonably considered probable that, individually or in the aggregate, is reasonably expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction, or decree that, individually or in the aggregate, is reasonably expected to result in a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement.

     3.13 ENVIRONMENTAL MATTERS.  Except for matters disclosed in SCHEDULE
3.13 and except for matters that are not reasonably expected to result, individually or in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $200,000, (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Laws; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Laws, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Company's knowledge, there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater or surface water or human health (to the extent of exposure to hazardous substances);
(vi) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that is reasonably expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (viii) subject to restrictions necessary to preserve any attorney client privilege, the Company and its subsidiaries have made available to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries.

     For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health (to the extent of exposure to hazardous substances) the environment currently in effect in any and all jurisdictions in which the Company and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; PROVIDED, HOWEVER, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     3.14. VOTING REQUIREMENTS. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger and the Agreement the provisions of Section 203 of the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of adoption of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby under any applicable law, rule or regulations or pursuant to the requirements of the Company's certificate of incorporation or bylaws.

     3.15. FINDERS AND INVESTMENT BANKERS; TRANSACTION EXPENSES. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for DLJ and Paul Stoffel, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to DLJ (as reflected in agreements between such firms and the Company, copies of which have been delivered to Parent).

     3.16. INSURANCE. The Company and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

     3.17. TITLE TO PROPERTIES; ENTIRE BUSINESS. The Company and its subsidiaries have good title or a valid and subsisting leasehold interest in and to or a valid and enforceable license to use all material assets, properties and rights owned, used or held of use by them in the conduct of their respective businesses, in each case, free and clear of any Liens other than Permitted Liens. The Company and its subsidiaries own or have sufficient right to use all assets and properties necessary to conduct their businesses in the manner in which they are currently conducted. As used herein, "PERMITTED LIENS" mean: (i) a lien of a landlord, carrier, warehouseman, mechanic, materialman, or any other statutory lien arising in the ordinary course of business; (ii) a lien for taxes not yet due or being contested in good faith; (iii) with respect to the right of the Company or its subsidiaries to use any property leased to the Company or its subsidiaries, arises by the terms of the applicable lease; (iv) a purchase money security interest arising in the ordinary course of business; or (v) does not materially detract from the value of the encumbered property or assets or materially detract from or interfere with the use of the encumbered property or assets in the ordinary course of business.

     3.18. INTELLECTUAL PROPERTY RIGHTS. Except as set forth in SCHEDULE 3.18, the Company and its subsidiaries have the right to use all of the material trademarks and trade names utilized by it in the conduct of its business and any other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs used by the Company or any of its subsidiaries and material to the operation of the business of the Company or any of its subsidiaries (collectively, "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights of any person, except to the extent such infringement or actions adverse to another's rights or claimed rights is not reasonably expected to have a Company Material Adverse Effect. Except as set forth on such SCHEDULE 3.18, neither the Company nor any of its subsidiaries is obligated to pay any royalty or other consideration material to the Company and its subsidiaries taken as a whole to any person in connection with the use of any Intellectual Property. Except as set forth in such SCHEDULE 3.18 and as is not reasonably expected to have a Company Material Adverse Effect, to the Company's knowledge, no other person is infringing on the rights of the Company and its subsidiaries in any of their Intellectual Property.

     3.19 LARGEST CUSTOMERS. The Company has made available to Parent a list of the 10 largest customers by dollar volume of the Company and its subsidiaries (the "LARGEST CUSTOMERS"), with the amount of revenues attributable to each such customer, for each fiscal years ending December 31, 1996 and 1997. Except as previously disclosed, none of the Largest Customers has terminated or materially altered its relationship with the Company since January 1, 1996 or, to the Company's knowledge, threatened to do so or otherwise notified the Company of its intention to do so, and there has been no material dispute with any of the Largest Customers since January 1, 1996.

     3.20 YEAR 2000 COMPLIANCE. The disclosures in the Company's Annual Report on Form 10-K for the year ending December 31, 1997 and in its Quarterly Report on Form 10-Q for the quarter ending June 30, 1998 regarding the "status of Year 2000 Compliance" met the applicable standards (as generally understood by legal practitioners) required with regard thereto as of the dated filed, and such disclosures continue to be correct, in light of the circumstances made and when measured against the disclosure standards sought to be satisfied, in all material respects as if made on the date of this Agreement.

     3.21 CERTAIN MATERIAL CONTRACTS. The Company has disclosed to the Purchaser and the Parent all agreements and arrangements (whether written or oral and including all amendments thereto) to which the Company or any of its Subsidiaries is a party or a beneficiary or by which the Company or any of its Subsidiaries is bound that are material, directly or indirectly, to the business of the Company and any of its Subsidiaries, taken as a whole (collectively, the "MATERIAL CONTRACTS"). The Company and its Subsidiaries have performed all of its obligations under each Material Contract, and there exist no breach or default, or event that with notice or lapse of time would constitute a breach or default under any Material Contract except as is not reasonably expected to have a Company Material Adverse Effect.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                       OF THE PARENT AND THE PURCHASER

     Each of the Parent and the Purchaser represents and warrants to the Company as follows:

     4.1 ORGANIZATION AND QUALIFICATION. Each of the Parent and the Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and any necessary governmental authority to carry on its business as now conducted. Each of the Parent and the Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so duly qualified or licensed and in good standing as are not, individually or in the aggregate, reasonably expected to result in a Parent Material Adverse Effect. For the purposes of this Agreement, "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all such other changes or effects, are reasonably expected to be materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities, prospects, or results of operations of the Parent and its subsidiaries, taken as a whole.

     4.2 CORPORATE AUTHORIZATION. Each of the Parent and the Purchaser has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by each of the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger and of the other transactions necessary for such consummation have been duly and validly authorized by the Parent as sole stockholder of the Purchaser and by the Board of Directors of each of the Parent and the Purchaser and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of the Parent and the Purchaser and constitutes a valid and binding obligation of each of the Parent and the Purchaser, enforceable in accordance with its terms.

     4.3 APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent, or approval of any foreign or domestic public body or authority is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Parent and the Purchaser nor the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement nor compliance by them with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents or bylaws of the Parent or the Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration under), any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Parent or the Purchaser is a party or by which either of them or any of their respective properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Parent or the Purchaser or any of their respective properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in this SECTION 4.3 as are not, individually or in the aggregate, reasonably expected to result in a Parent Material Adverse Effect.

     4.4 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization, the Offer, or the negotiation and consummation of this

Agreement and the transactions contemplated by this Agreement, the Purchaser has not incurred any obligations or liabilities, nor has it engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement under Section 14(f) of the Exchange Act, or the Proxy Statement will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent, or given to the stockholders of the Company, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the meeting of the stockholders of the Company held to vote on approval and adoption of this Agreement and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Parent or the Purchaser with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.

     4.6 FINANCING. Parent or Purchaser will have available to it at the time required the funds necessary to consummate the Offer, the Merger and the transactions contemplated hereby.

                                  ARTICLE V
                                  COVENANTS

     5.1  CONDUCT OF BUSINESS OF THE COMPANY.

          (a) Except as expressly contemplated by this Agreement and except in cases where, at or after such time as the designees of the Parent constitute a majority of the members of the Board of Directors of the Company and the failure to comply with the covenants set forth in this SECTION 5.1 results from actions, or omissions to act, taken or authorized by such designees, during the period from the date of this Agreement to the Effective
Time:

               (i) Each of the Company and its subsidiaries will conduct its business solely in the ordinary course consistent with past practices, except as is reasonably expected to facilitate the consummation of the Offer, the Merger or the transactions contemplated hereby.

               (ii) Neither the Company nor any of its subsidiaries will intentionally take or willfully omit to take any actions that results in or are reasonably expected to result in, a Company Material Adverse Effect.

               (iii) The Company will use its reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and consultants, and to maintain satisfactory relationships with customers, agents, reinsurers, suppliers, and other persons having business relationships with the Company or its subsidiaries.

          (b) Without limiting the provisions of SECTION 5.1(a), except as expressly contemplated by this Agreement and except in cases where, at or after such time as the designees of the Parent constitute a majority of the members of the Board of Directors of the Company and the failure to comply with the covenants set forth in this SECTION 5.1 results from actions, or omissions to act, taken or authorized by such designees, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will:

               (i) issue, sell, or dispose of additional shares of capital stock of any class (including the Shares) of the Company or any of its subsidiaries, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants, or options to acquire any such shares or securities, other than Shares issued upon exercise of options disclosed in SECTION 3.3, which options cover a total of no more than 3,328,989 Shares;

               (ii) redeem, purchase, or otherwise acquire, or propose to redeem, purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company or any of its subsidiaries;

               (iii) split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock except for dividends or distributions to the Company and its subsidiaries from their respective subsidiaries;

               (iv) sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances in the ordinary course of business consistent with past practices or between the Company and its subsidiaries, except as reasonably may be expected to facilitate the consummation of the Offer, the Merger or the transactions contemplated hereby;

               (v) incur or modify any indebtedness or issue any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices;

               (vi) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company;

               (vii) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any material amount of property or assets, in any other person;

               (viii) except as required by this Agreement, adopt any amendments to their respective charters or bylaws or equivalent organizational documents;

               (ix) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise);

               (x) change any method of accounting or accounting practice used by the Company or any of its subsidiaries, except for any change required by reason of a concurrent change in generally accepted accounting principles;

               (xi) revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices (other than with respect to MatriDigm Corporation);

               (xii) except in the ordinary course of business consistent with past practice, authorize any new capital expenditures;

               (xiii) make any tax election, settle or compromise any federal, state, or local tax liability or consent to the extension of time for the assessment or collection of any federal, state, or local tax, the effect of which would be material;

               (xiv) settle or compromise any pending or threatened suit, action, or claim material to the Company and its subsidiaries taken as a whole or relevant to the transactions contemplated by this Agreement;

               (xv) except as permitted by this Agreement, enter into any agreement, arrangement, or understanding to do any of the foregoing actions in this SECTION 5.1, including any agreement, arrangement, or understanding resulting in or providing for a sale of any assets of the Company (other than a sale of assets in the ordinary course of business and consistent with past practices) or a merger or other liquidation, sale, or disposition of the Company; or

               (xvi) voluntarily take any action or willfully omit to take any action that is reasonably expected to make any representation or warranty in ARTICLE III untrue or incorrect in any material respect at any time, including as of the date of this Agreement and as of the time of consummation of the Offer and the Effective Time, as if made as of such time.

     5.2 PROXY STATEMENT. Promptly after the execution of this Agreement, the Company and the Parent will cooperate with each other and use all reasonable efforts to prepare, and the Company and the Parent will file with the SEC, as soon as is reasonably practicable after completion of the Offer, a proxy statement, together with a form of proxy, or information statement, with respect to the Special Meeting (as defined in SECTION 5.3), if such Special Meeting is required to be held pursuant to SECTION 5.3. For the purposes of this Agreement, the term "PROXY STATEMENT" means such proxy or information statement filed in final form with the SEC at the time it initially is mailed to the stockholders of the Company and all amendments or supplements thereto, if any, similarly filed and mailed. The parties will use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and, as promptly as practicable after the Proxy Statement has been so cleared, will mail the Proxy Statement to the stockholders of the Company as of the record date for the Special Meeting. The Company represents that none of the information provided or to be provided by it, and the Parent and the Purchaser represent that none of the information provided or to be provided by them, for use in the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Parent, the Company, and the Purchaser each agrees to correct any information provided by it for use in the Proxy Statement that has become false or misleading in any material respect and file such amendments and supplements as are necessary. The Proxy Statement will comply as to form in all material respects with all applicable requirements of federal securities laws and applicable state laws.

     5.3 ACTION OF STOCKHOLDERS OF THE COMPANY; VOTING AND DISPOSITION OF THE SHARES.

          (a) Promptly after completion of the Offer and if required by applicable law in order to consummate the Merger, the Company will take all action necessary in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company, to call a meeting of its stockholders (the "SPECIAL MEETING") with a record date as of which the Parent is the record owner of the Shares purchased pursuant to the Offer at which the stockholders of the Company will consider and vote upon the Merger and this Agreement. Unless the fiduciary duties of the Board of Directors or any Director under applicable law require otherwise, the Proxy Statement will contain the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company vote to adopt and approve the Merger and this Agreement. The Company will, at the request of the Parent, use all reasonable efforts to obtain from its stockholders proxies in favor of such adoption and approval and to take all other action necessary, or, in the reasonable judgment of the Company and the Parent, helpful to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, in the event that the Parent determines to effect the Merger without a meeting of the stockholders of the Company pursuant to Section 228 or Section 253 of the DGCL, the parties will take all necessary or appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders, in accordance with either such section of the DGCL.

          (b) At the Special Meeting, the Parent, the Purchaser, and their subsidiaries will vote, or cause to be voted, all of the Shares then owned by any of them in favor of the Merger.

     5.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement and to the fiduciary obligations of the Board of Directors of the Company under applicable law, each of the parties agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Offer, the Merger, and the Financing (as defined in SECTION 5.11)) and to cooperate with each other in connection with the foregoing, including, without limitation, using their respective reasonable best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, and other contracts, (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, state, or foreign law or regulations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (d) to prepare and effect all necessary registrations and filings, and (e) to fulfill all conditions to and covenants contained in this Agreement. If, after the Effective Time, any action is necessary to effect the purposes of this Agreement, the proper officers and directors of each party will take all such necessary action.

     5.5 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to the Parent and the Purchaser, and the Parent and the Purchaser will give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure is reasonably expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of the Company, the Parent, or the Purchaser, as the case may be, or of any officer, director, employee, or agent of the Company, the Parent, or the Purchaser, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, (c) any act, omission to act, event, or occurrence that, with notice, the passage of time, or otherwise, is reasonably expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (d) any contingent liability of the Company for which it reasonably believes it will, with the passage of time or otherwise, become liable. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.

     5.6  ACCESS TO INFORMATION.

          (a) From the date of this Agreement to the Effective Time, the Company will, and will cause its subsidiaries, officers, directors, employees, and agents upon reasonable notice to, afford to officers, employees, and agents of the Parent, the Purchaser and their affiliates and, subject to the execution and delivery of a customary confidentiality agreement, the banks, other financial institutions, and investment bankers working with the Parent or the Purchaser, and their respective officers, employees, and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records, and contracts, and will furnish the Parent, the Purchaser and their affiliates and, subject to the execution and delivery of a customary confidentiality agreement, the banks, other financial institutions, and investments bankers working with the Parent or the Purchaser, all financial, operating, and other data and information as they reasonably request.

          (b) Each of the Parent and the Purchaser will hold and will cause its directors, officers, agents, employees, consultants, and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to such persons in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such persons from sources other than the Company, or its directors, officers, representatives, or affiliates, (ii) in the public domain through no fault of such persons, or (iii) later lawfully acquired by such persons on a non-confidential basis from other sources who are not known by the Parent or the Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Parent or the Purchaser by a contractual, legal, or fiduciary obligation) and will not release or disclose such information to any other person, except its directors, officers, agents, employees, consultants, and advisors, in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, the Parent and the Purchaser will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors, and other consultants, agents, and representatives to, return to the Company or destroy all copies of written information furnished by the Company to the Parent and the Purchaser or their agents, representatives, or advisors. It is understood that the Parent and the Purchaser will be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

          (c) Within ten (10) days following the date hereof, the Company will deliver or cause to be delivered to Purchaser and Parent copies of and any relevant information relating to, and SCHEDULE 5.6(c) setting forth, the following: (i) registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Company or any of its subsidiaries) with respect to any of the foregoing that are material to the Company and its subsidiaries taken as a whole, that (A) are owned by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any rights, or (B) are used, whether directly or indirectly, by the Company or any of its subsidiaries, and (ii) all Pension Plans and Benefit Plans.

          (d) If the Parent and the Purchaser obtain actual knowledge that the Company is in breach of any representation or warranty contained in this Agreement, the Parent and the

Purchase will promptly inform the Company of such breach. However, no investigation pursuant to this SECTION 5.6 will affect any representations or warranties of the parties in this Agreement or the conditions to the obligations of the parties to this Agreement.

     5.7 PUBLIC ANNOUNCEMENTS. The Parent and the Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, or the other transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the listing requirements of any securities exchange.

     5.8  OFFICERS' AND DIRECTORS' INDEMNIFICATION.

          (a) The Parent and the Purchaser agree that all rights to indemnification now existing in favor of the directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws and pursuant to the contracts listed on SCHEDULE 5.8 will, to the extent such rights are in accordance with applicable law, survive the Merger and stay in effect in accordance with their respective terms. Parent hereby guarantees the full and faithful performance by Parent, Purchaser and the Surviving Corporation of their respective obligations set forth in this SECTION 5.8(a).

          (b) In the event any action, suit, proceeding, or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced by a third party, whether before or after the Effective Time, the parties to this Agreement agree, subject to the fiduciary duties of the respective Directors of the Company and Parent, to cooperate and use all reasonable efforts to defend against and respond to such action, suit, proceeding, or investigation.

          (c) For a period of three (3) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms no less favorable to the covered persons than such existing insurance; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. This SECTION 5.8(c) is intended to be for the benefit of, and shall be enforceable by, the persons referred to above, their heirs and personal representatives, and shall be binding on Parent and its successors and assigns.

          (d) The covenants contained in this SECTION 5.8 will survive the Merger and the Termination of this Agreement as a result thereof, indefinitely.

     5.9 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," or other form of antitakeover statute, regulation, charter provision, or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company and the members of the Board of Directors of the Company will use their reasonable efforts to grant such approvals and take such actions as are necessary under such laws, provisions, or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

     5.10 AVAILABLE FUNDS. The Parent will at the times required have financing that, together with internally generated or otherwise available funds and Parent's current revolving credit agreement will be sufficient to permit the Purchaser to consummate the Offer and the Merger (the "FINANCING"). The Parent and the Purchaser will use their reasonable best efforts to pursue and obtain the Financing as soon as practicable.

                                  ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Effective Time of the following conditions:

     6.1 STOCKHOLDER APPROVAL. This Agreement will have been adopted and approved by the affirmative vote of the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and with applicable law, unless no stockholder vote is required by law.

     6.2 NO INJUNCTION. No federal or state statute, rule, regulation, injunction, decree, or order will be enacted, promulgated, entered, or enforced that would (i) prohibit consummation of the Merger or of the other transactions contemplated by this Agreement or (ii) impose any material limitation on the ability of the Parent or the Purchaser to exercise all rights of ownership with respect to the Shares; provided that the parties to this Agreement agree to use their respective reasonable best efforts to have any such injunction, decree, or order lifted.

     6.3 OFFER. The Purchaser will have purchased Shares pursuant to the Offer (except that the Purchaser or the Parent in their sole discretion may waive conditions to the Offer).

     6.4 GOVERNMENTAL CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits, and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been made or obtained (as the case may be).

                                  ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

     7.1 TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder approval of the Merger):

          (a) by mutual written consent of the Parent, the Purchaser, and the Company (subject to the provisions of SECTION 1.3(b));

          (b) by the Parent and the Purchaser or the Company if any court of competent jurisdiction or other governmental body has issued a final order, decree, or ruling or taken any other final action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action is or has become nonappealable;

          (c) by the Parent and the Purchaser if due to an occurrence or circumstance that has resulted or is reasonably expected to result in a failure to satisfy any of the conditions set forth in ANNEX A, the Purchaser has (i) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (ii) terminated the Offer, or (iii) failed to pay for the Shares pursuant to the Offer by January 31, 1999;

          (d) by the Company if (i) there has not been a breach of any material representation, warranty, covenant, or agreement on the part of the Company, and the Purchaser has (A) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (B) terminated the Offer, or (C) failed to pay for the Shares pursuant to the Offer by January 31, 1999; provided, that any termination pursuant to this CLAUSE (C) must be made by written notice irrevocably stating the intent of the Company to terminate this Agreement under this SECTION 7.1(d)(i)(C) delivered to the Purchaser and the Parent by 12:00 noon, Dallas time, on January 31, 1999, or (ii) prior to the purchase of Shares pursuant to the Offer, a person or group has made a bona fide offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its financial and legal advisors, is obligated by its fiduciary duties under applicable law to terminate this Agreement, provided that such termination under this CLAUSE (ii) will not be effective until payment of the fee required by SECTION 7.3(b);

          (e) by the Parent and the Purchaser prior to the purchase of Shares pursuant to the Offer, if:

               (i) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to the Company by the Purchaser of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any representation or warranty on the part of the Company (a) having a Company Material Adverse Effect or (b) such that closing would put the Purchaser or the Parent in conflict with the federal securities law;

               (ii) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to the Company by the Purchaser of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Company (a) resulting in a Company Material Adverse Effect or (b) such that closing would put the Purchaser or the Parent in conflict with the federal securities law;

               (iii) the Company engages in negotiations with any person or group (other than the Parent or the Purchaser) that has proposed a Third Party Acquisition (as defined in SECTION 7.3) except to the extent permitted by SECTION 8.8;

               (iv) the Company enters into an agreement, letter of intent, or arrangement with respect to a Third Party Acquisition;

               (v) the Board has withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement, or the Merger or has recommended another offer, or has adopted any resolution to effect any of the foregoing; or

               (vi) the Minimum Conditions have not been satisfied by the expiration date of the Offer and on or prior to such date (A) any person or group (other than the Parent or the Purchaser) has made and not withdrawn a public announcement with respect to a Third Party Acquisition or (B) any person or group (including the Company or any of its affiliates) other than the Parent or the Purchaser has become the beneficial owner of 19.9% (except in bona fide arbitrage transactions) or more of the Shares; or

          (f) by the Company if (i) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Parent of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any representation or warranty on the part of the Parent or the Purchaser that materially adversely affects (or materially delays) the consummation of the Offer or (ii) there has been a material breach (which breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Parent of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Parent or the Purchaser that materially adversely affects (or materially delays) the consummation of the Offer.

     7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 7.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or stockholders, other than the provisions of this SECTION 7.2 and SECTIONS 5.6(b), 5.8, and 7.3. Nothing contained in this SECTION 7.2 will relieve any party from liability for any breach of this Agreement.

     7.3 FEES AND EXPENSES. (a) In the event the Parent and the Purchaser terminate this Agreement pursuant to SECTIONS 7.1(e)(i) through (v) or the Company terminates this Agreement pursuant to SECTION 7.1(d)(ii) or SECTION 7.1(d)(i)(C), the Company will reimburse the Parent, the Purchaser, and their affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for all out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the proposed consummation of all transactions contemplated by this Agreement (including, without limitation, costs of advertising, filing fees and fees payable to legal counsel, financial printers, financing sources, investment bankers, counsel to any of the foregoing, and accountants) not in excess of $3,000,000.

          (b) If (i) (A) the Parent and the Purchaser terminate this Agreement pursuant to SECTIONS 7.1(e)(i) through (v) or in circumstances that would permit the Parent and the Purchaser to terminate this Agreement pursuant to SECTIONS 7.1(e)(i) through (v) had a notice of termination specified such SECTIONS 7.1(e)(i) through (v) or (B) if the Company terminates this Agreement pursuant to SECTION 7.1(d)(i)(C) and, within four months after such termination pursuant to clause (A) or clause (B) the Company enters into an agreement, letter of intent, or binding arrangement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs (or within 9 months after such termination if the Third Party Acquisition that occurs or with respect to which an agreement, letter of intent or binding arrangement has been entered into is or is reasonably expected to be a transaction more favorable to the Company's stockholders than the transactions contemplated by this Agreement) or (ii) the Company terminates this Agreement pursuant to SECTION 7.1(d)(ii), then in either case the Company will pay to the Parent and the Purchaser, within one business day following the execution and delivery of such agreement or letter of intent or the entering into of such an arrangement or the occurrence of such Third Party Acquisition, as the case may be, or simultaneously with such termination pursuant to SECTION 7.1(d)(ii), a fee, in cash, of $10,000,000 and reimburse Parent for all out-of-pocket fees and expenses actually incurred by or on behalf of Parent or Purchaser in connection with the Offer and the Merger and the proposed consummation of all the transactions contemplated by this Agreement (including, without limitation, costs of advertising, filing fees and fees payable to legal counsel, financial printers, financing sources, investment bankers, counsel to any of the foregoing, and accountants) not in excess of $3,000,000 (with a credit for amounts, if any, paid under SECTION 7.3(a)).

     For the purposes of this Agreement, "THIRD PARTY ACQUISITION" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person or group other than the Parent, the Purchaser, or any affiliate of the Parent or the Purchaser (a "THIRD PARTY");
(ii) the acquisition by a Third Party of more than 19.9% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 19.9% or more of the outstanding Shares from the Company or in a transaction or series of related transactions that results in a change of control of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or
(v) the acquisition by the Company or any of its subsidiaries of more than 19.9% of the outstanding Shares.

          (c) Except as specifically provided in this SECTION 7.3 each party will bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

     7.4 AMENDMENT. This Agreement may not be amended except in an instrument in writing signed on behalf of all of the parties to this Agreement; PROVIDED, HOWEVER, that after approval of the Merger by the stockholders of the Company, no amendment that would either decrease the Merger Consideration or change any other term or condition of this Agreement, if any such change, alone or in the aggregate, would materially and adversely affect the stockholders of the Company, may be made without the further approval of the stockholders of the Company; PROVIDED, FURTHER, that, after purchase of the Shares pursuant to the Offer, no amendment may be made to
SECTION 5.8 without the consent of the indemnified persons.

     7.5 WAIVER. At any time prior to the Effective Time, whether before or after the Special Meeting, any party to this Agreement may (i) subject to the second proviso in SECTION 7.4, extend the time for the performance of any of the obligations or other acts of any other party or parties to this Agreement, (ii) subject to the provisos contained in SECTION 7.4 of this Agreement, waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any documents, certificate, or writing delivered pursuant to this Agreement by any other applicable party, or (iii) subject to the provisos contained in
SECTION 7.4 of this Agreement, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. The representations and warranties made in this Agreement will not survive beyond the Effective Time or the termination of this Agreement, as the case may be. No investigation made, or information received by, any party to this Agreement will affect any representation or warranty made by any other party to this Agreement. The covenants and agreements of the parties to this Agreement will survive in accordance with their terms.

     8.2 BROKERAGE FEES AND COMMISSIONS. The Company hereby represents and warrants to the Parent with respect to the Company and any of its subsidiaries that, except for fees payable to Paul Stoffel (not to exceed $1.3 million) and fees payable to DLJ pursuant to an agreement described in the Offer, and except as disclosed in the Offer, the Parent and the Purchaser hereby represent and warrant to the Company with respect to Parent or any of its subsidiaries that, no person is entitled to receive from the Company, the Parent, the Purchaser or any of their subsidiaries, respectively, any investment banking, brokerage, or finder's fee or fees in connection with this Agreement or any of the transactions contemplated by this Agreement.

     8.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Stock Tender Agreements and all the Schedules and Annexes, (a) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior written agreements and understandings and all prior and contemporaneous oral agreements and understandings between the parties to this Agreement or any of them with respect to the subject matter of this Agreement and (b) will not be assigned by operation of law or otherwise, provided that the Parent may assign its rights and obligations under this Agreement, or those of the Purchaser, including, without limitation, the right to substitute in place of the Purchaser a subsidiary as one of the constituent corporations to the Merger as provided in SECTION 2.1 to any direct or indirect subsidiary of the Parent, but no such assignment will relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement not made in accordance with this SECTION 8.3 will be null, void, and of no effect. No party to this Agreement has relied upon any representation or warranty, oral or written, of any other party to this Agreement or any of their officers, directors, or stockholders except for the representations and warranties contained in this Agreement and the Stock Tender Agreements.

     8.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any final judicial determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement be consummated to the extent possible.

     8.5 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by cable, telegram or telex, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     (a)  if to the Parent or the Purchaser, to:

          Affiliated Computer Services, Inc.
          2828 N. Haskell, 10th Floor
          Dallas, Texas  75204
          Attention:  Jeff A. Rich
          Fax:  (214) 821-1014

          and

          Affiliated Computer Services, Inc.
          2828 N. Haskell, 10th Floor
          Dallas, Texas  75204
          Attention:  David Black
          Fax:  (214) 823-5746
          with a copy to:

          Hughes & Luce, L.L.P.
          1717 Main Street, Suite 2800
          Dallas, Texas  75201
          Attn:  David G. Luther, Jr.
          Fax: (214) 939-6100

(b)  if to the Company, to:

          BRC Holdings, Inc.
          1111 W. Mockingbird Lane
          Suite 1400
          Dallas, Texas  75247
          Attention:  Thomas A. Kiraly
          Fax:  (214) 689-0317

          with a copy to:

          Arter & Hadden LLP
          1717 Main Street, Suite 4100
          Dallas, Texas  75201
          Attn:  Jeffrey M. Sone
          Fax: (214) 741-7139

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt).

     8.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

     8.7 SPECIFIC PERFORMANCE. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties to this Agreement agrees that each of them will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     8.8  OTHER POTENTIAL BIDDERS.

          (a) Subject to the next sentence, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquires or proposals regarding a Third Party Acquisition (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Notwithstanding the foregoing, nothing contained in this SECTION 8.8(a) or any other provision of this Agreement shall prevent the Board if it determines in good faith, after consultation with, and the receipt of advice from, outside counsel, that it is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal, or providing information to any third party in connection therewith, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) may reasonably result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any Acquisition Proposal meeting such criterion, including those specified in the immediately preceding parenthetical proviso, being referred to herein as a "SUPERIOR PROPOSAL"). Nothing therein shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to any other tender offers.

          (b) The Company shall promptly, but in no event later than 24 hours, notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) If the Board receives a request for material nonpublic information by a party who makes an unsolicited bona fide Acquisition Proposal and the Board determines that such proposal, if consummated pursuant to its terms would be a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company.

          (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Parent and the Purchaser) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

          (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section; and shall be responsible for any breach of this SECTION 8.8 by such bankers, advisors and representatives.

     8.9 DESCRIPTIVE HEADINGS; REFERENCES. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to Sections, Annexes, and Schedules are references to the Sections, Annexes, and Schedules of this Agreement unless the context indicates otherwise.

     8.10 PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and, except as provided in SECTIONS 5.9 and 8.11, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.11 BENEFICIARIES. The Parent hereby acknowledges that SECTION 5.8 is intended to benefit the indemnified parties referred to in SECTION 5.8, any of whom will be entitled to enforce SECTION 5.8 against the Surviving Corporation, the Parent or the Company, as the case may be.

     8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

     8.13 OBLIGATIONS. The Parent will perform or cause the Purchaser to perform all of the obligations of the Purchaser under this Agreement, including consummation of the Merger, in accordance with the terms of this Agreement.

     8.14 CERTAIN DEFINITIONS. For the purposes of this Agreement: (a) the term "SUBSIDIARY" means each person in which a person owns or controls, directly or through one or more subsidiaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or more than 50% of the equity interests; (b) the term "PERSON" will be broadly construed to include any individual, corporation, company, partnership, trust, joint stock company, association, or other private or governmental entity; (c) the term "GROUP" has the meaning given in Section 13(d)(3) of the Exchange Act; (d) the term "AFFILIATE" has the meaning given in Rule 144(a)(1) under the Securities Act; and (e) the term "BUSINESS DAY" has the meaning given in Rule 14d-1(c)(6) under the Exchange Act.

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                      AFFILIATED COMPUTER SERVICES, INC.


                                      By:  /s/ Mark A. King
                                         ----------------------------------
                                      Name:  Mark A. King
                                      Title: Executive Vice President,
                                             Chief Financial Officer



                                      ACS ACQUISITION CORPORATION


                                      By:  /s/ Mark A. King
                                         ----------------------------------
                                      Name:  Mark A. King
                                      Title: Vice President



                                      BRC HOLDINGS, INC.


                                      By:  /s/ Jerrold L. Morrison
                                         ----------------------------------
                                      Name:  Jerrold L. Morrison
                                      Title: President and Chief Operating
                                             Officer

                                    ANNEX A


     Terms used in this Annex A have the meanings ascribed to them in the Agreement and Plan of Merger dated as of October 19, 1998 (the "MERGER AGREEMENT").

     Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) relating to the obligation of the Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) to pay for tendered Shares, or may terminate or amend the Offer as provided in the Agreement, or may postpone the acceptance for payment of, or payment for, Shares (whether or not any other Shares have been accepted for payment or paid for pursuant to the Offer) if prior to the expiration of the Offer (i) the Minimum Condition has not been satisfied; (ii) the waiting period under the HSR Act has not expired or been terminated with respect to purchase of the Shares; or (iii) if at any time on or after the date of the Merger Agreement, and at any time before the time of acceptance for payment of any such Shares, any of the following occurs:

          (a) any of the representations or warranties of the Company contained in the Merger Agreement is not true and correct at and as of any date prior to the expiration date of the Offer as if made at and as of such time, except for (i) failures (other than with respect to the Company's investment in MatriDigm) to be true and correct as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect; or (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) 10 days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

          (b) the Company has failed to comply with any of its obligations under the Merger Agreement, except for(i) failures to so comply as are not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect; and (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) 10 days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

          (c) the Board of Directors of the Company has withdrawn or modified in any respect adverse to the Purchaser or the Parent its recommendation of the Offer or taken any position inconsistent with such, recommendation;

          (d) the Merger Agreement has been terminated in accordance with its terms;

          (e) the Company has reached an agreement with the Parent or the Purchaser that the Offer or the Merger be terminated or amended;

          (f) any state, federal, or foreign government, or governmental authority has taken any action, or proposed, sought, promulgated, or enacted, or any state, federal, or foreign government or governmental authority or court has entered, enforced, or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, order, or injunction that is reasonably likely to (i) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Shares illegal or otherwise restrict, materially delay, prohibit consummation of, or make materially more costly, the Offer or the Merger, (ii) result in a material delay in or restrict the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares in the Offer or the Merger, (iii) require the divestiture by the Parent, the Purchaser, or the Company or any of their respective subsidiaries or affiliates of all or any material portion of the business, assets, or property of any of them or any Shares, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties, and Shares, (iv) impose material limitations on the ability of the Parent or the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares acquired by either of them on all matters properly presented to the Stockholders of the Company,(v) impose any limitations on the ability of the Parent, the Purchaser, or any of their respective subsidiaries or affiliates effectively to control in any material respect the business or operations of the Company, the Parent, the Purchaser, or any of their respective subsidiaries or affiliates;

          (g) any change (or any condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises results of operations, or prospects of the Company or any of its subsidiaries, that is reasonably expected to result in a Company Material Adverse Effect;

          (h) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or quotations for shares traded thereon as reported by the NASDAQ or otherwise, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (whether or not mandatory), (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States other than as a participant in police actions sponsored by international organizations, (iv) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other financial institutions, (v) after the date of the Merger Agreement, an aggregate decline of at least 25% in the Dow Jones Industrial Average or Standard & Poor's 500 Index or a decline in either such index of 12-1/2% in any 24-hour period, or (vi) in the case of any of the occurrences referred to in clauses (i) through (iv) existing at the time of the commencement of the Offer, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof;

          (i) any person or group other than the Parent or the Purchaser and their affiliates has entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation, or other business combination or acquisition with or involving the Company or any of its subsidiaries; or

          (j) any material approval, permit, authorization, consent, or waiting period of any domestic or foreign, governmental, administrative, or regulatory entity.(federal, state, local, provincial or otherwise) has not been obtained or satisfied on terms satisfactory to the Purchaser in its sole discretion that, in the good faith judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment of, or payment for, Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed to waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ANNEX B-1



     Kathy Ayres Esping, individually and as Independent Executor of the Estate of P.E. Esping and as Director of the Esping Family Foundation, Inc.

     Paul Stoffel


                                     B1-1

                                   ANNEX B-2

                             STOCK TENDER AGREEMENT


     STOCK TENDER AGREEMENT (this "Agreement"), dated October 19, 1998, by and among AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("Parent"), ACS ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of the Parent ("Purchaser") and each of the parties listed on the signature pages hereto (each a "Stockholder", and collectively, the "Stockholders").

     WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $.01 per share (the "Common Stock"), of BRC HOLDINGS, INC., a Delaware corporation (the "Company"), set forth opposite its name on Annex I hereto;

     WHEREAS, Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Purchaser for all of the outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each of the Stockholders hereby represents and warrants to Parent and Purchaser, severally and not jointly, as follows:

          (a) Such Stockholder is the beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") set forth opposite its name on Annex I to this Agreement. Such Shares are held of record, in each case, by the custodian of such Stockholder. On the date hereof, the Shares opposite such Stockholder's name constitute all of the Shares owned by such Stockholder. Such Stockholder has the exclusive right to vote or dispose of (or exercise the voting or disposition of) such Shares.

          (b) Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution, delivery and performance of this Agreement.

          (c) This Agreement has been duly authorized, validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party other than an amendment to Schedule 13D and Form 4 and/or Form 5. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

          (e) The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements or understandings or arrangements whatsoever, except for any such liens or proxies arising hereunder, and not subject to any preemptive rights.

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Each of Parent and Purchaser hereby represents and warrants to the Stockholders as follows:

          (a) Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of their obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Purchaser under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws of Parent or Purchaser or (B) (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or Purchaser or any of their respective assets or properties, or (y) any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement, or (ii) require any filing by Parent or Purchaser with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority.

     SECTION 3. PURCHASE AND SALE OF THE SHARES. Each of the Stockholders hereby agrees to tender the Shares set forth opposite its name on Annex I to this Agreement into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer pursuant to
Section 1.1 of the Merger Agreement and not to withdraw any Shares so tendered unless the Offer is terminated or has expired; provided that if such Stockholder shall thereafter acquire shares of Common Stock, then any such Shares shall be tendered on the next succeeding business day after such acquisition. Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to $19.00 per Share or any higher price that may be paid in the Offer; provided, however, that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex A thereto.

     SECTION 4. TRANSFER OF THE SHARES; PROXIES AND NON-INTERFERENCE. Prior to the termination of this Agreement, except as otherwise provided herein, none of the Stockholders shall, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, any or all of the Shares; (ii) enter into any Contract, option or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) except as provided herein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

     SECTION 5. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the owner of, or the trustee of a trust whose beneficiaries are the owners of, such Shareholder Shares.

     SECTION 6. CERTAIN EVENTS. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

     SECTION 7. CERTAIN OTHER AGREEMENTS. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, none of the Stockholders shall, and none of the Stockholders shall permit or authorize any advisor or representative retained by or acting for or on behalf of any such Stockholder to, directly or indirectly, (i) take any action to initiate, solicit, continue, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any offer or proposal with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the shares of any class of voting securities of the Company or any of its subsidiaries or a substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement or by this Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) engage in negotiations, discussions or communications regarding or disclose any information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. The obligations of each of the Stockholders pursuant to this Section are several and not joint.

     SECTION 8. FURTHER ASSURANCES. Each of the Stockholders shall, upon request of Parent or Purchaser, take such further actions as may reasonably be necessary or desirable to carry out the provisions hereof, provided that the Stockholders shall not be required to incur any additional costs or expenses or receive less-than the agreed price without their consent.

     SECTION 9. TERMINATION. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the consummation of the Offer, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Effective Time; provided, however, that Sections 7 and 10 shall survive any termination of this Agreement.

     SECTION 10. EXPENSES. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

     SECTION 11. PUBLIC ANNOUNCEMENTS. Each of the Stockholders, Parent and Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure. The obligations of each of the Stockholders pursuant to this Section are several and not joint.

     SECTION 12. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below:

     "CONTRACT" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

     "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

     "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     SECTION 13.  MISCELLANEOUS.

          (a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          (A)    if to any or all the Stockholders, to:

                 Paul Stoffel
                 Capital Corp.
                 5949 Sherry Lane
                 Suite 1465
                 Dallas, Texas  75225
                 Facsimile:  (214) 750-7754

     and

          (B)    if to Parent or Purchaser, to:

                 Affiliated Computer Services, Inc.
                 2828 N. Haskell, 10th Floor
                 Dallas, Texas  75204
                 David Black
                 Facsimile:  (214) 823-5746

          with a copy to:

                 David G. Luther, Jr.
                 Hughes & Luce LLP
                 1717 Main Street
                 Suite 2800
                 Dallas, Texas 75201
                 Facsimile:  (214) 939-6100

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          (d) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

          (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the principles of conflicts of laws thereof; provided, however, that the consummation and effectiveness of the Merger will be governed and construed in accordance with the laws of the State of Delaware.

          (f) Each party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Texas or the United States District Court for the Northern District of Texas in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (f) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Texas other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void; provided, however, Purchaser or Parent may, without the prior written consent of any Stockholder assign its rights and obligations to any of its direct or indirect wholly owned subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (i) Each of the parties hereto acknowledge and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

          (j) No amendment, modification or waiver in respect to this Agreement shall be effective unless it shall be in writing and signed by each party hereto; provided that Annex I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

               [THE REMAINDER OF PAGE IS INTENTIONALLY OMITTED]

     IN WITNESS WHEREOF, each of Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                  AFFILIATED COMPUTER SERVICES, INC.


                                  By:
                                     -----------------------------------------
                                  Name:  Mark A. King
                                  Title: Executive Vice President


                                  ACS ACQUISITION CORPORATION


                                  By:
                                     -----------------------------------------
                                  Name:  Mark A. King
                                  Title: Vice President


                                  [STOCKHOLDERS]


                                  --------------------------------------------
                                  Paul T. Stoffel


                                  --------------------------------------------

                                  Kathryn Ayres Esping, individually and as Independent Executor of the Estate of P.E. Esping and as Director of the Esping Family Foundation, Inc.


                                  --------------------------------------------



                                  --------------------------------------------

                                   ANNEX I

                      Ownership of Company Common Stock


STOCKHOLDER                                  NUMBER OF SHARES
-----------                                  ----------------
Kathryn Ayres Esping, individually and       2,960,890
as Independent Executor of the Estate of
P.E. Esping and as Director of the
Esping Family Foundation, Inc.

Paul Stoffel                                 344,246